EXHIBIT 99.4

Schedule I – Condensed Financial Information of Parent.

SCHEDULE I

ICAHN ENTERPRISES, L.P.
(Parent Company)

CONDENSED BALANCE SHEETS
December 31, 2009 and 2008

	December 31,
	2009	2008
	(In Millions, Except Unit Amounts)
ASSETS
Investments in subsidiary, net	$4,926	$4,645
Other investments	—	1
Deferred financing costs	7	9
Total Assets	$4,933	$4,655

LIABILITIES AND EQUITY
Accrued interest expense	$34	$34
Debt	1,929	1,927
Preferred limited partner units	136	130
	2,099	2,091
Equity:
Limited partners:
Depositary units: 92,400,000 authorized; issued 75,912,797 at December 31, 2009 and 2008; outstanding 74,775,597 at December 31, 2009 and 2008	2,828	2,582
General partner	18	(6)
Treasury units, at cost	(12)	(12)
Total Equity	2,834	2,564
Total Liabilities and Equity	$4,933	$4,655

SCHEDULE I

ICAHN ENTERPRISES, L.P.
(Parent Company)

CONDENSED STATEMENTS OF OPERATIONS
Years Ended December 31, 2009, 2008 and 2007

	Year Ended December 31,
	2009	2008	2007
	(In Millions)
Interest expense	$(136)	$(136)	$(125)
Other expense	(1)	—	—
Equity in earnings of subsidiary	390	110	447
Net income (loss)	$253	$(26)	$322
Net income (loss) allocable to:
Limited partners	$229	$(57)	$103
General partner	24	31	219
	$253	$(26)	$322

SCHEDULE I

ICAHN ENTERPRISES, L.P.
(Parent Company)

CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2009, 2008 and 2007

	Year Ended December 31,
	2009	2008	2007
	(In Millions)
Cash flows from operating activities:
Net income (loss)	$253	$(26)	$322
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Preferred LP unit interest expense	6	6	6
Amortization of deferred financing costs	2	2	2
Amortization of debt discount	2	2	2
Equity in earnings of subsidiary	(390)	(110)	(447)
Net changes in assets and liabilities	127	126	115
Net cash provided by operating activities	—	—	—
Cash flows from investing activities:
Net investment in and advances from (to) subsidiary	76	69	(1,063)
Net cash provided by (used in) investing activities	76	69	(1,063)
Cash flows from financing activities:
Partnership distributions	(76)	(71)	(37)
General partner contribution	—	2	8
Proceeds from borrowings	—	—	1,092
Net cash provided by financing activities	(76)	(69)	1,063
Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—
Cash and cash equivalents, end of period	$—	$—	$—

1. Description of Business and Basis of Presentation

Icahn Enterprises, L.P. (“Icahn Enterprises”) is a master limited partnership formed in Delaware on February 17, 1987. Icahn Enterprises is a diversified holding company. Our primary subsidiary is Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”). Icahn Enterprises Holdings, the operating partnership, holds our investments and conducts our business operations. Substantially all of our assets and liabilities are owned by Icahn Enterprises Holdings and substantially all of our operations are conducted through Icahn Enterprises Holdings. Icahn Enterprises Holdings is engaged in the following continuing operating businesses: Investment Management, Automotive, Railcar, Food Packaging, Metals, Real Estate and Home Fashion.

The condensed financial statements of the Registrant should be read in conjunction with the consolidated financial statements and notes thereto.

2. Long-Term Debt

See Note 12, “Debt,” to the consolidated financial statements contained in Exhibit 99.3 to Form 8-K. Parent company debt is reported gross in the condensed financial statements whereas it appears in our consolidated financial statements net of $58 million as of December 31, 2009 and 2008, of principal amount purchased in fiscal 2008 that is held by an Icahn Enterprises subsidiary.

Debt consists of the following (in millions):

	December 31,
	2009	2008
Senior unsecured variable rate convertible notes due 2013	$600	$600
Senior unsecured 7.125% notes due 2013	977	975
Senior unsecured 8.125% notes due 2012	352	352
Total debt	$1,929	$1,927

3. Commitments and Contingencies

See Note 20, “Commitments and Contingencies,” to the consolidated financial statements contained in Exhibit 99.3 to Form 8-K.

4. Preferred Units

See Note 15, “Preferred Units,” to the consolidated financial statements contained in Exhibit 99.3 to Form 8-K.

5. Subsequent Events

Senior Notes Offering

On January 15, 2010, we and Icahn Enterprises Finance Corp. (collectively, the “Issuers”), sold $850,000,000 aggregate principal amount of 7.75% Senior Notes due 2016 (the “2016 Notes”) and $1,150,000,000 aggregate principal amount of 8% Senior Notes due 2018 (the “2018 Notes” and, together with the 2016 Notes, referred to as the “New Notes”) pursuant to the purchase agreement, dated January 12, 2010 (the “Purchase Agreement”), by and among the Issuers, Icahn Enterprises Holdings, as guarantor (the “Guarantor”), and Jefferies & Company, Inc., as initial purchaser (the “Initial Purchaser”). The 2016 Notes were priced at 99.411% of their face value and the 2018 Notes were priced at 99.275% of their face value. The gross proceeds from the sale of the New Notes were approximately $1,986,656,000, a portion of which was used to purchase the approximately $1.28 billion in aggregate principal amount (or approximately 97%) of the 2013 Notes and the 2012 Notes that were tendered pursuant to cash tender offers and consent solicitations and to pay related fees and expenses. Interest on the New Notes will be payable on January 15 and July 15 of each year, commencing July 15, 2010. The Purchase Agreement contains customary representations, warranties and covenants of the parties and indemnification and contribution provisions whereby the Issuers and the Guarantor, on the one hand, and the Initial Purchaser, on the other, have agreed to indemnify each other against certain liabilities. The 2012 Notes and 2013 Notes were satisfied and discharged pursuant to their respective indentures on January 15, 2010.

The New Notes were issued under and are governed by an indenture, dated January 15, 2010 (the “Indenture”), among the Issuers, the Guarantor and Wilmington Trust Company, as trustee. The Indenture contains customary events of defaults and covenants relating to, among other things, the incurrence of debt, affiliate transactions, liens and restricted payments. On or after January 15, 2013, the Issuers may redeem all of the 2016 Notes at a price equal to 103.875% of the principal amount of the 2016 Notes, plus accrued and unpaid interest, with such optional redemption prices decreasing to 101.938% on and after January 15, 2014 and 100% on and after January 15, 2015. On or after January 15, 2014, the Issuers may redeem all of the 2018 Notes at a price equal to 104.000% of the principal amount of the 2018 Notes, plus accrued and unpaid interest, with such option redemption prices decreasing to 102.000% on and after January 15, 2015 and 100% on and after January 15, 2016. Before January 15, 2013, the Issuers may redeem up to 35% of the aggregate principal amount of each of the 2016 Notes and 2018 Notes with the net proceeds of certain equity offerings at a price equal to 107.750% and 108.000%, respectively, of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the 2016 Notes or 2018 Notes, as the case may be, originally issued remains outstanding immediately after such redemption. If the Issuers experience a change of control, the Issuers must offer to purchase for cash all or any part of each holder’s New Notes at a purchase price equal to 101% of the principal amount of the New Notes, plus accrued and unpaid interest.

The New Notes and the related guarantee are the senior unsecured obligations of the Issuers and rank equally with all of the Issuers’ and the Guarantor’s existing and future senior unsecured indebtedness and rank senior to all of the Issuers’ and the Guarantor’s existing and future subordinated indebtedness. The New Notes and the related guarantee are effectively subordinated to the Issuers’ and the Guarantor’s existing and future secured indebtedness to the extent of the collateral securing such indebtedness. The New Notes and the related guarantee are also effectively subordinated to all indebtedness and other liabilities of the Issuers’ subsidiaries other than the Guarantor.

In connection with the sale of the New Notes, the Issuers and the Guarantor entered into a Registration Rights Agreement, dated January 15, 2010 (the “Registration Rights Agreement”), with the Initial Purchaser. Pursuant to the Registration Rights Agreement, the Issuers have agreed to file a registration statement with the SEC, on or prior to 120 calendar days after the closing of the offering of the New Notes, to register an offer to exchange the New Notes for registered notes guaranteed by the Guarantor with substantially identical terms, and to use commercially reasonable efforts to cause the registration statement to become effective by the 210th day after the closing of the offering of the Notes. Additionally, the Issuers and the Guarantor may be required to file a shelf registration statement to cover resales of the New Notes in certain circumstances. If the Issuers and the Guarantor fail to satisfy these obligations, the Issuers may be required to pay additional interest to holders of the New Notes under certain circumstances.

Termination of Indenture Governing Senior Unsecured 8.125% Notes due 2012

Effective January 15, 2010, the 2012 Notes Indenture, among the Issuers, the Guarantor and Wilmington Trust Company, as trustee, was satisfied and discharged in accordance with its terms by the Issuers. The Issuers deposited a total of approximately $364 million with Wilmington Trust Company as trustee under the 2012 Notes Indenture and depositary for a cash tender offer to repay all amounts outstanding under the 2012 Notes and to satisfy and discharge the 2012 Notes Indenture. Approximately $345 million was deposited with the depositary to purchase the 2012 Notes that were tendered pursuant to the cash tender offer. In connection with the purchase of the tendered 2012 Notes, the Issuers paid total consideration of approximately $355 million, which consisted of: (i) $345 million of base consideration for the aggregate principal amount tendered; (ii) $3 million of accrued and unpaid interest on the tendered 2012 Notes; and (iii) $7 million of consent payments in connection with the solicitation of consents from holders of 2012 Notes to eliminate the incurrence of indebtedness and issuance of preferred stock covenant in the 2012 Notes Indenture. The Issuers also deposited approximately $8 million with the trustee in connection with the redemption of the remaining 2012 Notes.

Termination of Indenture Governing Senior Unsecured 7.125% Notes due 2013

Effective January 15, 2010, the 2013 Notes Indenture, among the Issuers, the Guarantor and Wilmington Trust Company, as trustee, has been satisfied and discharged in accordance with its terms by the Issuers. The Issuers deposited a total of approximately $1,018 million with Wilmington Trust Company as trustee under the 2013 Notes Indenture and depositary for cash tender offer to repay all accounts outstanding under the 2013 Notes and to satisfy and discharge the 2013 Notes Indenture. Approximately $939 million was deposited with the depositary to purchase the 2013 Notes that were tendered pursuant to the cash tender offer. In connection with the purchase of the tendered 2013 Notes, the Issuers paid total consideration of approximately $988 million, which consisted of: (i) $939 million of base consideration for the aggregate principal amount tendered; (ii) $28 million of accrued and unpaid interest on the tendered 2013 Notes; and (iii) $21 million of consent payments in connection with the solicitation of consents from holders of 2013 Notes to eliminate the incurrence of indebtedness and issuance of preferred stock covenant in the 2013 Notes Indenture. The Issuers also deposited approximately $29 million with the trustee in connection with the redemption of the remaining 2013 Notes.